Exhibit 14.1

CODE OF BUSINESS

ETHICS AND

CONDUCT

Terran Orbital Corporation - Proprietary and Confidential

Table of Contents

4

Message from the CEO	4

Introduction	5

Responsibility & Accountability	7

Ethical Conduct	7

Compliance with Laws	8

Equal Employment Opportunity and Anti-Harassment	8

Drug-Free Work Place	9

Timekeeping Policy	9

Truth in Negotiations Act (TINA)	9

Protection & Use of Company Assets	10

Government Furnished Property	10

Accuracy of Company Records	10

Use of Software	11

Protection of Intellectual Property & Confidential Information	11

Conflicts of Interest	12

Recognize Organizational Conflicts of Interest	14

Commissions and Other Contingent Fees	14

Providing Gifts and Other Gratuities	14

False Claims and False Statements	15

Dealings with Suppliers, Vendors and Business Partners	15

Avoidance of Restrictions on Trade	15

Lobbying Activities	16

Political Contributions	16

Classified Information and Controlled Unclassified Information	16

Procurement Integrity	16

Hiring of Government & Former Government Employees	17

Combating Trafficking in Persons	17

International Business	17

Export Controls	17

Foreign Corrupt Practices Act (FCPA)	18

Restrictive Trades/Boycotts	18

Securities Laws and Insider Trading	18

Use of Social Media	20

Administration of the Code	20
Administration and Interpretation	20
Role of Supervisors and Officers	20
Reporting Violations	20
Investigations	21
Waivers of this Code	21
Certifications	21
Protected Activity	21

Asking for Help and Reporting Concerns	22

Note: This code and related policies are current as of March 25, 2022. In adopting and publishing these guidelines, you should note that (1) in some respects our policies may exceed minimum legal requirements or industry practice, and (2) nothing contained in this code should be construed as a binding definition or interpretation of a legal requirement or industry practice.

To obtain additional copies of this code, you may contact Stephanie McMenamy or access it from the web at http://www.terranorbital.com.

Message from the CEO

Dear Terrans:

At Terran Orbital, we are deeply committed to the highest standards of ethics and compliance. We must always act with ethics, integrity, and respect for others while innovating to anticipate and meet our customers’ most pressing needs on earth, in space, and beyond. Our steadfast commitment to doing the right thing is guided by our Code of Business Conduct and Ethics which is attached here.

I expect each one of you to read and understand our Code and live by the important principles it sets forth. The Code will guide you in your conduct with our customers, business partners, and each other. If you have an ethical or compliance concern, please report it immediately to your manager, our Legal Department, our Human Resources Department or our independent, third-party hotline that is available twenty-four hours a day, seven days a week at bradley.houser@hklaw.com or anonymously by telephone at 305-789-7538. Additionally, any concerns you may have regarding accounting, financial or other issues, you may contact our independent third-party Hotline: 1-800-916-7037; Company Code: 5527. We are grateful to those of you who raise good faith concerns, and we have a zero-tolerance policy for harassment, discrimination and retaliation for doing so. Please be assured that all reports of suspected violations will be timely and thoroughly investigated as confidentially as possible.

Thank you again for your service to Terran Orbital and for dedicating yourself to maintaining an unwavering commitment to ethics, compliance, and integrity. I am excited about all the amazing things we will accomplish together as one team, guided by our Code, today and every day, well into the future.

Marc Bell
Chairman and Chief Executive Officer

Introduction

Terran Orbital Corporation and its affiliates and subsidiaries (together, the “Company”), is committed to conducting business in accordance with uncompromising ethical standards and in full compliance with all laws and regulations. We have an obligation to our employees, shareholders, customers, suppliers and all others with whom we deal with to be honest, fair and forthright in all business activities.

Accordingly, this Code of Business Conduct and Ethics (“Code”) applies to all officers, directors and employees of the Company, its subcontractors including all other suppliers, and all of its business activities. This Code shall be incorporated in all contracts with individual consultants whom the Company engages to perform services for its customers, and they shall be expected to comply with this Code. As used in this Code, “employees” shall include such individual consultants and the Company’s outside directors.

It is the responsibility of every one of us to comply with all applicable laws and regulations and all provisions of this Code and the related policies and procedures. Each of us must report any violations of the law or this Code. Failure to report such violations, and failure to follow the provisions of this Code may have serious legal consequences and will be disciplined by the company. Discipline may include termination of your employment.

This Code summarizes certain laws and the ethical policies that apply to all of our employees, officers and directors. Several provisions in this Code refer to more detailed policies that either (1) concern more complex company policies or legal provisions or (2) apply to select groups of individuals within our company. If these detailed policies are applicable to you, it is important that you read, understand, and be able to comply with them. If you have questions as to whether any detailed policies apply to you, contact your immediate supervisor, or the Legal Department or Human Resources

Situations that involve ethics, values and violations of certain laws are often very complex. No single code of conduct can cover every business situation that you will encounter. Consequently, we have implemented the compliance procedures outlined in the sections of this Code entitled “Administration of the Code” and “Asking for Help and Reporting Concerns.” The thrust of our procedures is when in doubt, ask. If you do not understand a provision of this Code, are confused as to what actions you should take in a given situation, or wish to report a violation of the law or this Code, you should follow those compliance procedures. Those procedures will generally direct you to talk to either your immediate supervisor or our Legal Department/General Counsel. There are few situations that cannot be resolved if you discuss them with your immediate supervisor or our Legal Department/General Counsel in an open and honest manner.

After reading this Code, you should:

•	Have a thorough knowledge of the Code’s terms and provisions.

•	Be able to recognize situations that present legal or ethical dilemmas.

•	Be able to deal effectively with questionable situations in conformity with this Code.

In order to be able to accomplish these goals, we recommend that you take the following steps:

•	Read the entire Code thoroughly.

•	If there are references to more detailed policies that are not contained in this Code, obtain and read those policies if they apply to you.

•	Think about how the provisions of this Code apply to your job, and consider how you might handle situations to avoid illegal, improper, or unethical actions.

•	If you have questions, ask your immediate supervisor or our Legal Department/ General Counsel.

When you are faced with a situation and you are not clear as to what action you should take, ask yourself the following questions:

•	Is the action legal?

•	Does the action comply with this Code?

•	How will your decision affect others, including our customers, shareholders, employees and the community?

•	How will your decision look to others? If your action is legal but can result in the appearance of wrongdoing, consider taking alternative steps.

•	How would you feel if your decision were made public? Could the decision be honestly explained and defended?

•	Have you contacted your immediate supervisor our Legal Department/ General Counsel regarding the action?

To reiterate, when in doubt, ask.

Please note that this Code is not an employment contract and does not modify the employment relationship between us and you. We do not create any contractual or legal rights or guarantees by issuing these policies, and we reserve the right to amend, alter and terminate policies at any time and for any reason.

Responsibility & Accountability

Responsibility for the Company’s commitment to integrity rests with each employee. All employees are expected to:

•	Adhere to the highest standards of ethical business conduct,

•	Know and comply with this Code and our corporate policies and procedures,

•	Maintain a work environment that encourages open and honest communication regarding ethics and business conduct issues and concerns,

•	Avoid placing, or seeming to place, pressure on employees that could cause them to deviate from acceptable ethical behavior,

•	Seek advice and guidance when unsure of a specific action, and

•	Report suspected violations of this Code.

Employees who violate this Code will be subject to disciplinary action up to and including termination of employment. Violations also may result in civil or criminal penalties. An employee who witnesses a violation and fails to report it may be subject to discipline, and a manager may be subject to discipline to the extent that a violation reflects inadequate oversight.

Retaliation against employees who report what they believe in good faith to be a violation of this Code or any law or regulation applicable to the Company, who assist another in making such a report or who cooperate with an investigation of any such violation is strictly prohibited and will result in disciplinary action up to and including termination of employment.

Ethical Conduct

The Company aspires to conduct its business in accordance with uncompromising ethical standards and in full compliance with all laws and regulations. As a government contractor, the Company has a special role as a steward of public resources. In the course of conducting Company business, integrity must underlie all Company relationships. The Company expects every employee to adhere to high ethical standards, promote ethical behavior and be honest and forthright in dealings with one another as well as with customers, business partners and the public. Employees must not engage in conduct or activity that may raise questions as to the Company’s honesty, impartiality, or reputation or otherwise cause embarrassment to the Company. Every action should be judged by considering whether it is legal, fair to all concerned, in the best interests of our stockholders, employees and customers and able to withstand public scrutiny.

Compliance with Laws

The Company and its employees must obey all applicable laws and regulations that affect the Company’s business. Some of the more common laws and regulations are discussed in this Code. Although the Company does not expect its employees to be experts in legal matters, it holds each employee responsible for being familiar with the laws governing his or her areas of responsibility. If you have a question concerning the application of any law or regulation to a contemplated action, it is your responsibility to seek guidance from our Legal Department/ General Counsel. It is also your responsibility to report any violations of the law or this Code. You may report such violations by following the compliance procedures contained in the section of the Code entitled “Asking for Help and Reporting Concerns.”

This discussion is not comprehensive and you are expected to familiarize yourself with all laws and regulations relevant to your position with us, as well as all our related written policies on these laws and regulations. To this end, our Legal Department/ General Counsel or Human Resources is available to answer your calls and questions. If you have any questions concerning any possible reporting or compliance obligations, or with respect to your own duties under the law, you should not hesitate to call and seek guidance from our Legal Department/General Counsel.

Equal Employment Opportunity and Anti-Harassment

The Company’s policy on equal employment opportunity prohibits discrimination based on race, color, religion, national origin, sex, age, physical or mental disability or veteran or any other status or classification protected by applicable federal, state or local law. We will not tolerate discrimination or harassment by anyone – managers, supervisors, co-workers, vendors or our customers. This policy extends to every phase of the employment process, including: recruiting, hiring, training, promotion, compensation, benefits, transfers, discipline and termination, layoffs, recalls, and company-sponsored educational, social and recreational programs, as applicable. If you observe conduct that you believe is discriminatory or harassing, or if you feel you have been the victim of discrimination or harassment, you should notify Human Resources immediately.

Not only do we forbid unlawful discrimination, we take affirmative action to ensure that applicants are employed, and employees are treated during employment, without regard to their race, color, religion, sex (including pregnancy, childbirth or related medical conditions), national origin, age, physical or mental disability, veteran status or any characteristic protected by law.

The Human Resources Department has been assigned specific responsibilities for implementing and monitoring affirmative action and other equal opportunity programs. One of the tenants of this Code, however, is that all employees are accountable for promoting equal opportunity practices within our company. We must do this not just because it is the law, but because it is the right thing to do. We are committed to maintaining a work environment free from all forms of discrimination and harassment.

For more information concerning our anti-discrimination and anti-harassment policies, you should refer to our policies on these topics located on our intranet. We will not retaliate against any employee for filing a good faith complaint under our anti-discrimination and anti-harassment policies or for cooperating in an investigation and will not tolerate or permit retaliation by management, employees or co-workers. To the fullest extent possible, the Company will keep complaints and the terms of their resolution confidential. If an investigation confirms harassment or discrimination has occurred, the Company will take corrective action against the offending individual, including such discipline up to and including immediate termination of employment, as appropriate.

Drug-Free Work Place

Our policy is to provide a working environment free of the problems associated with the use and abuse of controlled substances or alcohol. The distribution, dispensing, possession or use of illegal drugs or other controlled substances, except for approved medical purposes, at any Company office or site where Company employees are engaged in work-related activities is strictly prohibited. In no event should any employee be under the influence of alcohol, illegal drugs or controlled substances (other than controlled substances approved for medical purposes) while present at any such office or site. Alcohol shall not be consumed on Company premises except as authorized during Company-sponsored events.

Timekeeping Policy

Each employee must record accurately his or her time on a daily basis in accordance with the Company’s established timekeeping policies and procedures. Each employee is expected to read, fully understand, and follow those policies and procedures. In reporting your time electronically, you are certifying that your time is being charged in accordance with those policies and procedures. Improperly shifting cost from one contract to another, improperly charging labor or materials and falsifying timecards are strictly prohibited. If you have questions or doubts regarding how to charge time or record costs, it is your responsibility to seek guidance from our Legal Department/General Counsel or Human Resources.

Truth in Negotiations Act (TINA)

The Company must comply fully with TINA in the conduct of its U.S. Government business. The purpose of TINA is to give the Government an effective means of negotiating a fair and reasonable price. TINA requires disclosure of cost or pricing data and certification that such data are accurate, complete, and current. Employees involved in negotiating Government contracts and subcontracts must ensure that all cost and pricing data, communications and representations of fact are accurate, complete, current and truthful.

Protection & Use of Company Assets

All employees are responsible for the protection and appropriate use of Company assets (including preventing unauthorized access), which include physical assets as well as intellectual property and confidential information, to include network systems and secure facility areas. Although Company assets are intended to be used only for legitimate business purposes, it is recognized that occasional personal use by employees may occur without adversely affecting the Company’s interests. For example, employees may occasionally use Company computers to send and receive personal e-mail and Company telephones to make or receive personal, local telephone calls - so long as such activity does not interfere with the Company’s business and adheres to the Company’s policies for appropriate communication. The Company reserves the right to access, review, delete, disclose or use any employee personal communications and other material stored in Company computers or telephones, and thus you should not have any expectation of privacy with respect to such communications and material. If you become aware of theft, waste or misuse of our assets or funds or have any questions about your proper use of them, you should speak immediately with your immediate supervisor.

Government Furnished Property

Government-furnished property shall be used, maintained, accounted for and disposed of in accordance with the applicable contract requirements and government regulations.

Accuracy of Company Records

All information you record or report on our behalf, whether for our purposes or for third parties, must be done accurately and honestly. All of our records (including accounts and financial statements) must be maintained in reasonable and appropriate detail, must be kept in a timely fashion, and must appropriately reflect our transactions. Falsifying records or keeping unrecorded funds and assets is a severe offense and may result in prosecution or loss of employment. When a payment is made, it can only be used for the purpose spelled out in the supporting document.

Information derived from our records is provided to our shareholders and investors as well as government agencies. Thus, our accounting records must conform not only to our internal control and disclosure procedures but also to generally accepted accounting principles and other laws and regulations, such as those of the Internal Revenue Service and the Securities and Exchange Commission. Our public communications and the reports we file with the Securities and Exchange Commission and other government agencies should contain information that is full, fair, accurate, timely and understandable in light of the circumstances surrounding disclosure.

Our internal and external auditing functions help ensure that our financial books, records and accounts are accurate. Therefore, you should provide our accounting department, internal auditing staff, audit committee and independent public accountants with all pertinent information that they may request. We encourage open lines of communication with our audit committee, accountants and auditors and require that all our personnel cooperate with them to the maximum extent possible. It is unlawful for you to fraudulently influence, induce, coerce, manipulate or mislead our independent public accountants for the purpose of making our financial statements misleading.

If you are unsure about the accounting treatment of a transaction or believe that a transaction has been improperly recorded or you otherwise have a concern or complaint regarding an accounting matter, our internal accounting controls, or an audit matter, you should confer with your immediate supervisor, the controller associated with your business unit or our Chief Financial Officer, or you may submit your concern, on an anonymous basis, to the audit committee of our Board of Directors by calling the toll free number 1-800-916-7037; Company Code: 5527.

Use of Software

Employees shall use all software only in accordance with the terms of the Company’s license agreements or other contracts under which the software is supplied. Company licensed software may not be copied or provided to any third party unless authorized under the applicable license agreement.

Protection of Intellectual Property & Confidential Information

It is essential for all employees to safeguard the Company’s trade secrets and confidential information and to refuse any improper access to trade secrets and confidential information of any other company or entity, including our competitors. Confidential or proprietary information includes all information that is not generally known to the public and is helpful to the company, or would be helpful to competitors. Proprietary information should be marked accordingly, kept secure and access limited to those who have a need to know in order to do their jobs. For the purposes hereof, “confidential information” also includes information relating to Company employees and other persons or entities that the Company is obligated by law or agreement to maintain in confidence. Company proprietary information must not be discussed with others within the Company, except on a strict need-to-know basis.

If there is a need to disclose Company trade secrets or confidential information to any person outside the Company, such disclosure must be done only in conjunction with an enforceable non-disclosure agreement. Similarly, the Company’s rights in its technology and products must be protected by use of appropriate agreements whenever such technology and/or products are used, transferred or disclosed.

We must all be sensitive to the impact of comments made over the Internet through public forums such as chat rooms and bulletin boards. In such forums, you may not post any information about the company including comments about our products, stock performance, operational strategies, financial results, customers or competitors, even in response to a false statement or question. This applies whether you are at work or away from the office. Our company owns all e-mail messages that are sent from or received through the company’s systems. We may monitor your messages and may be required to disclose them in the case of litigation or governmental inquiry.

Conflicts of Interest

Each employee has the legal duty to carry out his or her responsibilities with the utmost good faith and loyalty to the Company. A “personal conflict of interest” occurs when your own interests (for example, financial gain, career development, or reputation advantage), or those of your immediate family, interfere in any way or even appear to interfere with the Company’s legitimate business interests or your ability to make objective and fair decisions when performing your job. Immediate family members include your spouse or former spouse; parents, step- parents, and grandparents (of both you and your spouse); children, stepchildren, and grandchildren (of you and your spouse) and their spouses; siblings and their spouses; and any others living in your household. In order to avoid potential conflicts of interest, employees should avoid any activity that could reasonably be expected to put them in a conflict situation.

Although not every situation contrary to this policy can be listed here, the following are prohibited:

•	Competing against the Company.

•

Serving as a consultant to or as a director, trustee, officer or employee of a company, organization or government agency that competes or deals with or is a supplier or vendor to or customer of the Company.

•

Holding a significant financial interest (other than ownership of stock of a publicly held company where the amount owned is both less than 1% of the stock outstanding and worth less than $50,000) in a company doing business with or competing with the Company if you are in a position to influence the Company’s business transactions with that company.

•

Accepting gifts, gratuities or entertainment from any customer, competitor or supplier or vendor of goods or services to the Company, except to the extent they are lawful, consistent with marketplace practices, not solicited, infrequent and nominal in amount (less than $50) and are not in cash or offered in consideration for an improper action or in a manner that could hurt the Company’s reputation for impartiality and fair dealing.[1]

•	Using for personal gain any business opportunities that are identified through your position with the Company.

•	Using Company property, information or position for personal gain.

•	Having a personal interest or potential for gain in any Company transaction (excluding commissions or bonuses payable in accordance with a Company-approved compensation plan or agreement).

•	Maintaining employment or any other relationship with another organization, or engaging in any other business or activity, that adversely affects your job performance at the Company.

•	Accepting any gift of any value or giving a such gift to a government official[2]. * Please check with the General Counsel if you have any questions about this provision.

•	Placing Company business or recommending that Company business is placed with a firm owned or controlled by a Company employee or his or her immediate family.

Any time you believe a conflict of interest may exist, you must disclose the potential conflict of interest to your immediate supervisor or our Legal Department/General Counsel. Any activity that is approved, despite the actual or apparent conflict, must be documented. A potential conflict of interest that involves an executive officer must be approved by our Board of Directors. A potential conflict of interest involving an officer with the title of Vice President and above must be approved by our Legal Department/General Counsel.

[1]	You may accept an occasional invitation to a sporting activity, entertainment or meal if

•	there is a valid business purpose involved,

•	this happens only occasionally, and

•	the activity is of reasonable value and not lavish.

A representative of the giver’s company must be present at the event. If you are asked to attend an overnight event, you must obtain prior approval from your immediate supervisor or our Legal Department/General Counsel.

[2]	Please check with the Legal Department/General Counsel if you have any questions about this provision.

Recognize Organizational Conflicts of Interest

An “organizational conflict of interest” occurs when, because of the Company’s other activities or relationships with other persons, the Company is unable or potentially unable to render impartial assistance or advice to the Government, the Company’s objectivity in performing the contract work is or might be otherwise impaired, or the Company has an unfair competitive advantage.

For example, an organizational conflict of interest may result when the nature of work performed by the Company on one contract (such as developing a specification) creates an actual or potential conflict of interest on a future procurement or contract opportunity. It is the responsibility of each employee to recognize and report to their supervisors any activities or relationships that might create an organizational conflict of interest so that the Company can take appropriate actions to avoid any such organizational conflict.

Commissions and Other Contingent Fees

The Company shall not employ or retain any person or agency to solicit or obtain any U.S. or Foreign Government contract for the Company upon an agreement or understanding for a commission or other contingent fee, except for employees or established commercial agencies that neither exert nor propose to exert improper influence to solicit or obtain Government contracts nor hold themselves out as being able to obtain any Government contract through improper influence. No employee shall enter into an agreement to pay a commission or other fee contingent upon award of a Government contract without first obtaining the Chief Executive Officer’s permission to do so.

Providing Gifts and Other Gratuities

Business courtesies such as gifts, entertainment, services or favors should not be offered to any government employee or representative. When dealing with non-government personnel in connection with government contracts or subcontracts, similar restrictions apply. It is a crime to offer, provide, solicit or accept anything of value either in return for favorable consideration on a government contract or subcontract or because of an official act performed or to be performed. Business courtesies offered to commercial, nongovernment customers must demonstrate good business judgment, must be consistent with marketplace practices, infrequent, nominal in amount (less than $50) and legal, and must not be in cash or offered in a manner that could hurt the Company’s reputation for impartiality and fair dealing. If you are not sure whether a specific gift or entertainment is permissible, contact your immediate supervisor or our General Counsel/Legal Dept.

Under no circumstances can any bribe, kickback or illegal payment or gift of cash or cash equivalents be made. Also, special rules apply when dealing with government employees. These are discussed in this Code under “Foreign Corrupt Practices Act (FCPA).”

False Claims and False Statements

Knowingly making a false claim or false statement to the government is a violation of law and can subject both the Company and individual employees to civil and criminal sanctions including fines, suspension, debarment and prison sentences. It is the responsibility of each employee to ensure that all claims and statements submitted to the government are truthful and not misleading. In addition, the highest standard of honorable and ethical conduct shall be observed in all relationships with the Company’s competitors. The advancement of the Company’s business interests through the dissemination of unverified information or other unfair actions intended to damage competitors is prohibited, as are any other dishonorable activities.

Dealings with Suppliers, Vendors and Business Partners

Integrity and fair dealing are core components of our business practices. All suppliers, vendors and other business partners should be treated fairly and uniformly in accordance with the Company’s established purchasing policies and procedures. Employees must not engage in any activity prohibited under anti-trust laws, including boycotting, price-fixing, refusal to deal, price discrimination or disparate treatment of suppliers and vendors. Paying bribes, accepting kickbacks, and obtaining or using third-party insider information in dealings with suppliers, vendors and business partners are expressly prohibited and will not be tolerated.

Avoidance of Restrictions on Trade

Employees are expected to conduct themselves and the Company’s business in such a manner as to be in compliance with federal and state antitrust laws that prohibit monopolies and agreements that unreasonably restrain trade. The Company will not enter into a subcontract or teaming agreement that unreasonably restricts sales by the other party directly to the U.S. government of items made or supplied by the other party and will not otherwise act to restrict unreasonably the ability of any other party to sell directly to the U.S. government. Conversely, the Company will not enter into agreements where, as a subcontractor or teaming partner, we are subject to any un- reasonable restriction to sell our products or services directly to the U.S. government.

Finally, the Company must independently develop its pricing on all bids and proposals for government contracts and subcontracts without any consultation, communication, or agreement with any other competing offeror, and the Company shall not disclose its prices to any other competitor before bid opening or contract award.

Lobbying Activities

The Company is prohibited from using federal funds to pay persons, such as lobbyists or consultants, to influence or attempt to influence executive or legislative decision-making in connection with the award or modification of any Government contract. No employee may hire such a lobbyist or consultant without the Chief Executive Officer’s prior written authorization.

Political Contributions

Corporations are prohibited from making contributions of money or other resources to candidates, officeholders and political parties at the federal level. The Company respects the right of employees to be involved in political activity and to contribute their own time and resources. Such activity, however, must not take place on Company time or property nor involve the Company’s name, and the Company will not reimburse employees for any contributions they may make. Laws and regulations governing contributions to state and local candidates vary from state to state, and all employees shall act in accordance with all such laws and regulations.

Classified Information and Controlled Unclassified Information

All national security classified information and controlled unclassified information must be handled and safeguarded in strict compliance with U.S. Government-mandated procedures.

Procurement Integrity

During the conduct of any procurement, the Company must not solicit or accept from any source any proprietary or source selection information regarding that procurement. This prohibition begins with the development, preparation, and issuance of a solicitation and concludes with award of a contract, a contract modification or extension. As used herein, proprietary information includes information contained in a bid or proposal, cost or pricing data, and any information submitted to the Government by a contractor and properly designated as proprietary. Source selection information includes such information as listings of offerors and prices, listings of bidders prior to bid opening, source selection plans, technical evaluations of proposals, competitive range determinations, rankings (except for sealed bidding), source selection board reports and evaluations, source selection advisory board recommendations, and other information determined by the head of the agency or contracting officer to be information that could jeopardize the integrity or successful completion of the procurement if disclosed. If you receive any information that might be construed as violating that law, contact our Legal Department.

Hiring of Government & Former Government Employees

Special concerns apply to hiring or retaining a government or former government employee as an employee or consultant of the Company. In addition, there are special constraints regarding any communication concerning possible employment of government employees who are designated as “procurement officials.” Company employees shall not conduct any discussions regarding, or make any offer of, future employment to any government employee without first clearing such action with the Company’s Chief Executive Officer and General Counsel.

Combating Trafficking in Persons

The federal Government has adopted a zero tolerance policy regarding its contractors and their employees who engage in or support severe forms of trafficking in persons, procurement of any sex act on account of which anything of value is given or received by any person or use of forced labor. No Company employee shall violate this policy.

International Business

It is always important that employees conducting international business know and abide by the laws of the United States and the countries that are involved in such business activities or transactions. These laws govern the conduct of Company employees throughout the world. If you participate in these business activities, you should know, understand and strictly comply with these laws and regulations, including those relating to export controls, anti-bribery and anti-boycotts discussed below. If you are not familiar with these laws and regulations, seek guidance from our Legal Department/General Counsel prior to negotiating any transaction involving a foreign country or entity.

Export Controls

These are specific laws and regulations to be followed when exporting materials, equipment, weapons, (International Traffic in Arms Regulations, ITAR) technology, data, software, information, and services (“items”). These laws and regulations apply not only to exports of such items outside the United States but also to “deemed exports” within the United States when export controlled items are disclosed to foreign nationals in the United States, including to employees of the Company or its teammates who are not U.S. nationals. Prior to transferring any item outside of the United States or to a foreign company or national within the United States, it is the responsibility of each employee to ensure that all relevant export laws and regulations are followed. This responsibility includes verifying (according to the Company’s export procedures) that the correct license is used on any export declaration or any other document required for export. If you have any doubt about exports, it is your responsibility to seek guidance from our Legal Department/General Counsel.

Foreign Corrupt Practices Act (FCPA)

The FCPA is intended to prevent bribery of foreign officials by representatives of U.S. companies for the purpose of securing a business advantage. It prohibits the payment or offering of anything of value directly or indirectly to a foreign government official, political party, party official or candidate for the purpose of influencing an official act of the person or the government in order to obtain such an advantage.

It is the responsibility of each employee involved in international business activities to become familiar with the requirements of the FCPA and to seek guidance from our Legal Department/General Counsel prior to engaging the services of any foreign consultant or marketing representative or making any offer or payments that might be in violation of the FCPA. You must have approval from our Legal Department before making any payment or gift to a foreign government official.

Restrictive Trades/Boycotts

A request to participate in any activity that could have the effect of promoting a boycott or restrictive trade practice fostered by a foreign country against customers or suppliers located in a country friendly to the United States or against a U.S. person, firm or corporation may be a violation of law and must be reported promptly to your immediate supervisor. For more detailed guidance on these laws and the countries to which they pertain, you should refer to our “Policy on International Business Practices,” which is available from our Legal Department/General Counsel.

Securities Laws and Insider Trading

Because we are a public company, we are subject to a number of laws concerning the purchase and sale of our stock and other publicly traded securities. Regardless of your position with us, if you are aware of what is known as “material inside information” regarding our company, business, affairs or prospects, you may not disclose that information to anyone outside our company, and you are not allowed to buy or sell our stock or other publicly-traded securities until the material inside information is known not only by individuals within our company, but also by the general public. The improper use of material inside information is known as insider trading. Insider trading is a criminal offense and is strictly prohibited.

“Material inside information” is any information concerning us that is not available to the general public and which an investor would likely consider to be important in making a decision whether to buy, sell or hold our stock or other securities. A good rule of thumb to determine whether information about us is material inside information is whether or not the release of that information to the public would have an effect on the price of our stock. Examples of material inside information include information concerning earnings estimates, changes in previously released earnings estimates, a pending stock split, dividend changes, significant merger, acquisition or disposition proposals, major litigation, the loss or acquisition of a major contract and major changes in our management. Material inside information is no longer deemed “inside” information once it is publicly disclosed and the market has had sufficient time to absorb the information. Examples of effective public disclosure are the filing of such inside information with the Securities and Exchange Commission, or the printing of such information in The Wall Street Journal or other publications of general circulation, in each case giving the investing public a fair amount of time to absorb and understand our disclosures.

In addition to being prohibited from buying or selling our stock or other publicly-traded securities when you are in possession of material inside information, you are also prohibited from disclosing such information to anyone else (including friends and family members) in order to enable them to trade on the information. In addition, if you acquire material inside information about another company due to your relationship with us, you may not buy or sell that other company’s stock or other securities until such information is publicly disclosed and sufficiently disseminated into the marketplace.

The following are general guidelines to help you comply with our insider trading policy:

•	Do not share material inside information with people within our company whose jobs do not require them to have the information.

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Do not disclose any non-public information, material or otherwise, concerning our company to anyone outside our company unless required as part of your duties and the person receiving the information has a reason to know the information for company business purposes.

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If you have material inside information regarding us, or regarding any other publicly traded company that you obtained from your employment or relationship with us, you must not buy or sell, or advise anyone else to buy or sell, our securities or that other company’s securities, until such information is publicly disclosed and sufficiently disseminated into the marketplace.

Penalties for trading on or communicating material inside information are severe. If you are found guilty of an insider trading violation, you can be subject to civil and even criminal liability. In addition to being illegal, we believe that insider trading is unethical and will be dealt with firmly, which may include terminating your employment with us and reporting violations to appropriate authorities.

For more information about our policies concerning the securities laws, you should refer to our more detailed Policy Prohibiting Insider Trading and Unauthorized Disclosure of Information to Others. Our directors, executive officers and certain other designated employees are also subject to a Supplemental Policy Concerning Trading in Company Securities by Certain Designated Persons. These policies are available from our Legal Department/General Counsel. If you have any questions concerning the securities laws or about our policies with regard to those laws, or regarding the correct ethical and legal action to take in a situation involving material inside information, please contact your immediate supervisor or our Legal Department/General Counsel.

Use of Social Media

This Code applies to your online conduct (blogging, tweeting, commenting and other forms of online activity) just as much as it applies to your offline behavior. You cannot, for example, use any social media platform to harass someone or disclose proprietary or confidential information, or violate a third party’s intellectual property rights. If you are using a personal social media account to discuss company-related matters, you are required to identify yourself as a company employee and make it clear that the views expressed are your own and do not necessarily reflect the views of our company.

Administration of the Code

Administration and Interpretation

The Company’s General Counsel will administer this Code. All questions relating to this Code and the Company’s business practices in general should be directed to the General Counsel.

Role of Supervisors and Officers

Supervisors and officers have important roles under this Code and are expected to demonstrate their personal commitment to this Code by fostering a workplace environment that promotes compliance with the Code and by ensuring that employees under their supervision participate in our company’s compliance training programs.

Reporting Violations

It is the responsibility of any employee having knowledge of any activity that is or may be in violation of this Code of any law or regulation applicable to the Company’s business to report such activity. Employees should make such reports to their immediate supervisors or to the Legal Department or Human Resources. Alternatively, reports can be made to Company’s appointed third party whistleblower contact: Bradley Houser, Holland & Knight LLP, by email at bradley.houser@hklaw.com, and anonymously at telephone (305) 789-7538. Additionally, any concerns you may have regarding accounting, financial or other issues, you may contact our independent third-party Hotline: 1-800-916-7037; Company Code: 5527.

It is Company policy that there will be no retaliation against any employees who report what they believe in good faith to be a violation of this Code or any law or regulation applicable to the Company or who assist others in making any such report.

Persons reporting potential violations should be aware that, while a Company representative receiving a report of a suspected violation will take steps to keep such report confidential, the need to investigate and correct any impropriety may require disclosure of the matter reported.

Investigations

The Company reserves the right to use any lawful method of investigation that it deems necessary to determine whether any person has engaged in conduct that in its view violates this Code or law or otherwise interferes with or adversely affects its business. Every employee is expected to cooperate fully with any investigation of any violation of law, the Company’s policies and procedures or this Code.

Waivers of this Code

If any employee believes that a waiver of this Code is necessary or appropriate, including, but not limited, to any potential or actual conflict of interest, a request for a waiver and the reasons for the request must be submitted to the Legal Department or Human Resources for a decision by the Chief Executive Officer. Any waiver of this Code for officers and directors may be made by the Board of Directors or its designated committee and will be promptly disclosed to the extent required by law or regulation.

Certifications

All new employees must sign a certificate confirming that they have read and understand this Code. We will also require an annual certification of compliance with the Code by all officers with the title of Vice President or above. However, failure to read the Code or sign a confirmation certificate does not excuse you from complying with this Code.

Protected Activity

Nothing in this Code limits or prohibits employees from engaging for a lawful purpose in any protected activity. “Protected activity” means filing a charge or complaint, or otherwise communicating, cooperating or participating, with any state, federal or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission and the National Labor Relations Board as required by applicable law. Employees are not required to obtain authorization from us prior to disclosing information to, or communicating with, such agencies, nor are employees obligated to advise us as to any such disclosures or communications. This said, in making any such disclosures or communications, employees must take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute confidential information to any parties other than the relevant government agencies. Protected activity does not include the disclosure of any company attorney-client privileged communications; any disclosure of attorney-client privileged communications, without our written consent, violates company policy.

Asking for Help and Reporting Concerns

We take this Code seriously and consider its enforcement to be among our highest priorities, but we also acknowledge that it is sometimes difficult to know right from wrong. That’s why we encourage open communication. When in doubt, ask. Whenever you have a question or concern, are unsure about what the appropriate course of action is, or if you believe that a violation of the law or this Code has occurred:

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You should talk with your immediate supervisor. He or she may have the information you need, or may be able to refer the matter to an appropriate source, including legal counsel as circumstances warrant.

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If you are uncomfortable talking with your immediate supervisor, you may also contact any manager in our company with whom you feel comfortable, the Human Resources Department or our Legal Department/General Counsel.

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In addition, if you have concerns or complaints about accounting or audit matters or our internal accounting controls, you may confer with your immediate supervisor, the controller associated with your business unit or our Chief Financial Officer, or you may submit your concern or complaint, on an anonymous basis, to the audit committee of our Board of Directors by calling the toll free number 1-800-916-7037; Company Code: 5527.